UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported):  December 18, 2014

Sanchez Production Partners LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Main Street, Suite 1300 Houston, TX	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 308-3700

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2014, the Compensation Committee awarded notional units under the Company’s 2009 Omnibus Incentive Compensation Plan to each of the executive officers of Sanchez Production Partners LLC (the “Company”) in the amounts set forth in the table below.  The notional units will convert on a one-for-one basis into restricted common units of Sanchez Production Partners LP upon unitholder approval of a proposed Sanchez Production Partners LP Long-Term Incentive Plan and the conversion of the Company from a limited liability company into a limited partnership becoming effective.  The notional units or restricted units, as applicable, will vest in one-third increments on each December 15, 2015, 2016 and 2017.  If the new plan is not approved, or the foregoing two conditions are not otherwise satisfied by the applicable vesting date, then the notional units then vesting will be settled in cash at the fair market value of the Company’s common units as of such date.  Each notional unit carries the right to receive distribution credits when any distributions are made by the Company on its common units, which will be settled in cash when the notional units are converted or settled, as applicable.  The foregoing description of the notional unit award agreement is not complete and is qualified in its entirety by the complete agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Executive Officer	Notional Units
Stephen R. Brunner Chief Executive Officer & President	769,231
Charles C. Ward Chief Financial Officer & Treasurer	256,410

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.Exhibit

10.1Form of Award Agreement Relating to Notional Units with DERs - Executives

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANCHEZ PRODUCTION PARTNERS LLC

Date: December 23, 2014	By:	/s/ Charles C. Ward
Charles C. Ward Chief Financial Officer and Treasurer